Exhibit 5.1

              [Letterhead of Cadwalader, Wickersham & Taft LLP]


                              December 21, 2005


Wells Fargo Asset Securities Corporation
7430 New Technology Way
Frederick, Maryland  21703

Ladies and Gentlemen:

            We have acted as your counsel in connection with the registration statement (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") on December 21, 2005, pursuant to the Securities Act of 1933, as amended (the "Act"). The Registration Statement covers Mortgage Pass-Through Certificates ("Certificates") to be sold by Wells Fargo Asset Securities Corporation (the "Company") in one or more series (each, a "Series") of Certificates. Each Series of Certificates will be issued under a separate pooling and servicing agreement (each, a "Pooling and Servicing Agreement") among the Company, a trustee (a "Trustee") to be identified in the Prospectus Supplement for such Series of Certificates and Wells Fargo Bank, N.A., as master servicer (the "Master Servicer"). A form of Pooling and Servicing Agreement is included as an exhibit to the Registration Statement. Capitalized terms used and not otherwise defined herein have the respective meanings ascribed to such terms in the Registration Statement.

            In rendering the opinion set forth below, we have examined and relied upon the following: (i) the Registration Statement, the Prospectus and the form of Prospectus Supplement constituting a part thereof, each substantially in the form filed with the Commission, (ii) the form of the Pooling and Servicing Agreement, substantially in the form as filed with the Commission and (iii) such other documents, records and instruments as we have deemed necessary for the purposes of this opinion.

            Based on the foregoing, we are of the opinion that:

      1. When a Pooling and Servicing Agreement for a Series of Certificates has been duly and validly authorized, executed and delivered by the Company, a Trustee and the Master Servicer, such Pooling and Servicing Agreement will constitute a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to


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            applicable bankruptcy, insolvency, fraudulent conveyance,
            reorganization, moratorium, receivership or other laws relating to or affecting the enforcement of creditors' rights generally and to general principles of equity and the discretion of the court (regardless of whether enforceability is considered in a proceeding in equity or at law); and

      2. When a Pooling and Servicing Agreement for a Series of Certificates has been duly and validly authorized, executed and delivered by the Company, a Trustee and the Master Servicer, and the Certificates of such Series have been duly executed, authenticated, delivered and sold as contemplated in the Registration Statement, such Certificates will be validly issued, and outstanding, and the holders of such Certificates will be entitled to the benefits of such Pooling and Servicing Agreement.

            We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the Prospectus and the form of Prospectus Supplement forming a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required to be filed with the Registration Statement under the provisions of the Act.

                                    Very truly yours,


                                    /s/ Cadwalader, Wickersham & Taft LLP